UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On August 12, 2025, the Hartman Group distributed the following letter to shareholders:

August 12, 2025

Dear Shareholders,

There has been an overt systematic process of value destruction at Silver Star. There are only six legacy assets left, and they are doing almost no leasing. They are in fact, losing more occupancy every day. The occupancy on these properties is about 27% less than when I was operating the company 3 years ago. Below is a list that showed what occupancy was when I was running the company, what it is now, and comments from the brokers regarding how poorly Silver Star is managing the properties.

•	Three Forest Plaza had a prior occupancy of 80%, currently at 57.0%.

•	Westheimer went from 80% to 55.7%, with comments noting: "Ownership has been difficult to do deals with."

•	601 Sawyer dropped from 85% to 58.8% and has the same ownership-related issues.

•	The Preserve declined from 90% to 68.9%, also citing difficulty in ownership negotiations. This property always stayed well leased when we operated it.

•	One Technology saw occupancy fall from 90% to approximately 50%. The broker listing was dropped due to lack of funding from ownership. This is the same broker who stole the Galan Nursing tenant that occupied 6 floors. They now have no one leasing the property.

•	Cornerstone decreased from 70% to approximately 50%.

Overall Average: Prior occupancy was at approximately 83%, current occupancy is at 56.7%.

Their claim in the last letter that they can somehow create value is totally misleading and untruthful. If they are currently destroying values with the current assets, how are they somehow going to wave a magic wand and create value going forward?

I would highly recommend that you reach out to these close to 80-year-old board members and demand that they stop liquidating the properties at fire sale prices so value can be preserved in the company. Tell them you don’t want your capital tied up for 5 more years with their hair brained schemes. Tell them to honor the outcome of the vote on August 29th and to not cheat like they did on the consent revocation, and to not delay further. We want them removed immediately before they further destroy the company. They can be reached at the following email and phone numbers:

Gerald Haddock Gerald@haddockinvestments.com 817-307-5146

Jim Still jim.still@rdcadvisors.com 267-226-0241

J. Tompkins jtompkins@artaequity.com 713-817-3515

You received a letter from Silverstar on Thursday.  The underlying issue addressed by the letter is in regard to discovery issues.  The Court has ordered certain documents be produced and deposition be taken. The attorney's fees referenced in the letter relate to the discovery issues and are approximately $2,300. Our attorney is addressing these issues.

Proverbs 11:3 “The integrity of the upright will guide them, but the crookedness of the treacherous will destroy them. “

Proverbs 11:5b “…But the wicked will fall by his own wickedness.”

Proverbs 11:6b “…But the treacherous will be caught by their own greed.”

Give God all the glory and praise for the tremendous victory over evil and destructive people.

Sincerely,

Al Hartman

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.